Exhibit 99.1

          Accelrys Appoints New Vice President of Marketing

    SAN DIEGO--(BUSINESS WIRE)--Sept. 3, 2004--Accelrys, Inc. (NASDAQ:ACCL) today announced that R. William (Bill) Taylor joined the company as vice president, marketing.
    Mr. Taylor brings more than 20 years of experience in the high-technology field, including over 8 years of marketing and sales experience in the software tools sector. During his extensive work history, Mr. Taylor has successfully created and communicated business and marketing strategies for a number of software and technology companies, helping to significantly increase market share and revenue within highly competitive environments. Most recently, Mr. Taylor served as the director of strategy and planning for the Rational division of IBM's software group, which helps organizations create business value by improving their software development capability.
    "We are happy to have Bill join the team as VP of marketing," said Mark Emkjer, Accelrys' president and chief executive officer. "Bill's proven ability to grow market share and define new markets will be critical to us during this time of growth and business opportunity. Bill offers Accelrys extensive business know-how and technology expertise."

    About Accelrys, Inc.

    Accelrys, Inc. (NASDAQ:ACCL) is a leading provider of software for computation, simulation, and the management and mining of scientific data used by biologists, chemists and materials scientists, including nanotechnology researchers for product design as well as drug discovery and development. Accelrys technology and services are designed to meet the needs of today's leading research organizations. The company is headquartered in San Diego, California. For more information about Accelrys, visit its website at http://www.accelrys.com/.

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    When used anywhere in this document, the words expects, believes, anticipates, estimates, and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein may include statements addressing future financial and operating results of Accelrys. Accelrys has based these forward-looking statements on its current expectations about future events. Such statements are subject to risks and uncertainties including, but not limited to, the successful implementation of Accelrys' strategic plans, the acceptance of new products, the obsolescence of existing products, the resolution of existing and potential future patent issues, additional competition, changes in economic conditions, and other risks described in documents Accelrys has filed with the Securities and Exchange Commission, including its most recent report on Form 10-K and subsequent reports on Form 10-Q. All forward-looking statements in this document are qualified entirely by the cautionary statements included in this document and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by forward-looking statements contained in this document. These forward-looking statements speak only as of the date of this document. Accelrys disclaims any undertaking to publicly update or revise any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

    CONTACT: Accelrys
             Ian Clements, 858-799-5440
             iclements@accelrys.com